Exhibit 10.3



                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                   -----------------------------------------


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and between Ronald G. Bizick, II (the "Executive") and Global Signal Services LLC (the "Company") on December 21, 2005.

         WHEREAS, the Executive and Pinnacle Holdings Inc. entered into an Employment Agreement, dated November 16, 2003, which Employment Agreement was assigned to and assumed by the Company on February 5, 2004 (the "Original Employment Agreement"); and

         WHEREAS, the Company desires to provide for the service and employment of the Executive with the Company and the Executive wishes to perform services for the Company, all in accordance with the terms and conditions provided herein; and

         WHEREAS, the parties wish to amend and restate the Original Employment Agreement in its entirety.

         NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Executive and the Company hereby agree as follows:

         Section 1. EMPLOYMENT. The Company does hereby employ the Executive and the Executive does hereby accept employment as Executive Vice President and Chief Operating Officer of the Company. The Executive shall have all the duties, responsibilities and authority normally performed by an executive vice president and by a chief operating officer and shall render services consistent with such positions on the terms set forth herein and shall report to the Chief Executive Officer of the Company, and at such time as the Company hires a President, then he shall report to the President of the Company. Upon the hiring of a President, the title, duties, responsibilities and authority of the Executive shall be reviewed and may change provided, however, that in such event, Executive's new title shall not be less than Executive Vice President and his duties, responsibilities and authority shall be commensurate with his experience and abilities during his employment at the Company. The Executive agrees to devote all of his working time and efforts to the business and affairs of the Company and its subsidiaries, subject to periods of vacation and sick leave to which he is entitled, and shall not engage in activities that substantially interfere with the Executive's ability to carry out his responsibilities under this Agreement.

         Section 2. TERM OF AGREEMENT. The term of this Agreement (the "Initial Term") shall commence on the date hereof (the "Commencement Date) and shall end December 31, 2007, unless terminated pursuant to Section 5 below. At the end of the Initial Term, the Executive's employment pursuant to this Agreement shall be extended automatically for successive one (1) year terms of employment, unless the Company or the Executive notifies the other party at least thirty
(30) days prior to the end of the Initial Term or any later Term of an intention not to renew this Agreement, in which case this Agreement will terminate at the end of such Term. All references to "Term" shall refer to both such Initial Term and any such successive Terms. For the sake of clarity, the failure to renew by Company is not deemed termination without cause and Section 5(c) does not apply.

         Section 3. LOCATION. In connection with the Executive's employment by the Company, the Executive shall be based at the Company's offices located in the Sarasota, Florida, except for required travel for the Company's business.

         Section 4. COMPENSATION and RELATED MATTERS.

         (a) BASE SALARY. Effective as of the Commencement Date, for services rendered by the Executive hereunder, the Company shall pay the Executive a base salary (the "Base Salary") at an initial rate of $200,000 per year which amount may be increased but not decreased by the Company without the Executive's approval. The Base Salary is payable on a bi-weekly basis or on such other schedule as the Company may employ from time to time, less all applicable holdings and deductions required under applicable law. Compensation of the Executive by payments of Base Salary shall not be considered exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company.

         (b) ANNUAL BONUS. The Executive shall have the opportunity to earn a bonus (the "Annual Bonus") for each calendar year in which the Executive is employed by the Company in an amount as determined by the Board of Directors of the Company in its sole discretion; provided, however that the discretionary Annual Bonus shall be seventy-five percent (75%) of Base Salary during each calendar year of the Executive's employment. The bonus will be based on reasonable performance goals determined by the Company after consultation with the Executive. Such goals shall be communicated to the Executive prior to March 31st of each calendar year. The Annual Bonus shall be payable on or before March 31st of the succeeding calendar year.

         (c) EQUITY PARTICIPATION.

                  (i) The Executive shall be granted a deferred share award representing the right to receive up to that number of shares of common stock, par value $0.01 (the "Common Stock") of Global Signal Inc. ("GSL") equal to 150% of the Deferred Shares as specified in the Deferred Shares Award Agreement attached hereto as Appendix A (the "Deferred Shares Award Agreement").

                  (ii) The Executive has been granted 3,787 shares of Common Stock of GSL pursuant to the Restricted Shares Award Agreement, dated as of January 6, 2005, attached hereto as Appendix B (the "Restricted Shares Award Agreement").

                  (iii) The Executive has been granted options to purchase 107,625 shares of Common Stock of GSL with a per share exercise price of $8.53, and 322,875 shares of Common Stock of GSL with a per share exercise of $18.00, pursuant to the Stock Option Agreement, dated March 22, 2004, attached hereto as Appendix C (the "Stock Option Agreement").

                  (iv) The right of the Executive to payments of awards, vesting of restricted stock and the exercise of option shares, if any, under the Deferred Shares Award Agreement, the Restricted Shares Award Agreement and the Stock Option Agreement upon termination of employment shall be governed exclusively by the terms of those agreements and the Global Signal Inc. Omnibus Stock Incentive Plan (as in effect on the date hereof); provided, however, that for purposes of the Deferred Shares Award Agreement, the Restricted Shares Award Agreement and the Stock Option Agreement, the definition of "Cause" contained in this Agreement shall govern.

         (d) FRINGE BENEFITS. The Executive shall be entitled to participate in each fringe, welfare and pension benefit and incentive program adopted from time to time by the Company for the benefit of, and which generally apply to, its senior executive officers from time to time, including medical and dental plans, disability insurance, 401(k) plans or other retirement benefits provided to executive employees. To the extent that the Company offers club memberships, financial or estate planning services, car allowances, or similar benefits to other executives generally, then the Executive shall enjoy the same. The Executive shall be provided with any such fringe benefits as and if they are provided by the Company at no cost to the Executive. Individual and family medical and dental benefits shall be provided at no cost to the Executive beginning with the first day of employment and continuing throughout the Executive's employment. Such medical and dental benefits shall include reasonable coverage for medical, hospital, surgical, and major medical expenses and shall be subject to such deductibles as applicable to other executives generally.

         (e) VACATION. The Executive will receive twenty (20) business days of paid vacation per year in accordance with the Company's vacation policy applicable to senior executives, as amended from time to time except that under no circumstances will the amount of vacation that the Executive receives be less than twenty (20) days. Accrued but unused vacation time will be paid out at the end of any calendar year in accordance with the Company's policies and procedures in place at the time.

         (f) EXPENSES. During the Term, the Company shall reimburse the Executive for all reasonable expenses which are incurred by him in the course of performing his duties under this Agreement and which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment or other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

         Section 5. TERMINATION.

         (a) DEATH. Should employment terminate because of the death of the Executive, the Agreement shall terminate and the Company shall have no further obligations to the Executive or his estate under this Agreement except for the payment of any accrued and owing Base Salary, and a pro rata Annual Bonus, which shall be based on the Annual Bonus received in the prior year.

         (b) DISABILITY. If, during the Term, the Executive should become Disabled (as defined hereafter), the Company shall have the right to terminate this Agreement and the Executive's employment with the Company and thereafter the Company shall have no further obligations to the Executive or his estate under this Agreement. For the purposes hereof, the Executive shall be considered "Disabled" if: (i) the Executive is entitled to benefits under any long-term disability income plan applicable to the Executive; or (ii) as determined by the Board of Directors in good faith. Upon termination under this section, the Executive shall be entitled to COBRA continuation of medical benefits at his expense and/or, to the extent permitted, conversion of any life and disability insurance policies at his own expense.

         (c) SEVERANCE. Upon termination by the Company of the Executive's employment with the Company for any reason other than for Cause (and other than as a result of death or Disability), then (i) the Executive shall be entitled to receive payment of any accrued and owing Base Salary for the applicable period and (ii) a lump sum payment equal to one year's Base Salary at its then current rate and the prior year's Annual Bonus. In the event the Executive becomes entitled to any payments of severance and the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(1) of the Internal Revenue Code of 1986, as amended, the payment of such severance shall be delayed in accordance with the provisions of such section to the extent necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code. "Cause" shall mean: (i) the Executive's willful and material breach or habitual neglect of the Executive's obligations under this Agreement;
(ii) the Executive's willful failure or refusal to comply with lawful directives of the Company's Board of Directors; (iii) the Executive's conviction of a felony or other crime involving moral turpitude; (iv) fraud or embezzlement involving assets of the Company or other material misappropriation of the Company's assets or funds; or (v) the Executive's material breach of any of the representations, warranties and covenants contained in this Agreement or a final order from a court of competent jurisdiction precluding the Executive from performing his duties hereunder pursuant to Section 12(b) of this Agreement.

         (d) OTHER EVENTS OF TERMINATION. The following events shall be considered termination without Cause for the purposes of Section 5(c): (i) other than as provided in Section 1, a material change in the Executive's status as an executive officer, roles and responsibilities, titles, reporting and duties and (ii) relocation of the Executive's place of work more than fifty
(50) miles from its current location in Sarasota, Florida; provided, however, for any such event to be considered a termination without Cause, (i) the Executive must provide written notice to the Company not more than 30 days after the occurrence of such event, specifying the particulars thereof, and
(ii) the Company must have failed to cure such event within 30 days of such notice by the Executive. For purposes of Section 5(c), the hiring of a President and a change in the Executive's title, roles, responsibilities, reporting and duties as described in Section 1 shall not constitute termination without Cause.

         (e) RIGHT TO CURE. Termination for Cause of the Executive shall be communicated by delivery to the Executive of a written notice from the Company Board of Directors stating that the Executive will be terminated for Cause, specifying the particulars thereof; provided, however, that upon receipt of such notice, the Executive shall have (A) an opportunity, together with his counsel, to be heard by the Company Board of Directors and (B) the opportunity to cure the matter constituting Cause (to the extent curable) within thirty
(30) days of such notice.

         Section 6. ASSIGNMENT OF PROPRIETARY INFORMATION. The Executive agrees that he shall promptly disclose to the Company in writing all information generated, conceived or first reduced to practice by him alone or in conjunction with others, during or after working hours, while in the employ of the Company (all of which is collectively referred to in this Agreement as "Proprietary Information"); provided, however, that such Proprietary Information shall not include (i) any information that has otherwise been disclosed to the public or is otherwise in the public domain and (ii) general business knowledge and work skills of the Executive, even if developed or improved by the Executive while in the employ of the Company. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by the Executive to the Company, except as otherwise specifically agreed to by the Company in writing. The Executive's obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this paragraph 6 shall continue beyond the Executive's termination of employment and the Executive shall, at the Company's expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.

         Section 7. DOCUMENTS AND PERSONAL PROPERTY. All documents or other property relating in any way to the business of the Company which is conceived or generated by the Executive or comes into his possession during his employment shall be and remain the exclusive property to the Company. The Executive agrees promptly to return all such documents and personal property of the Company to the Company on termination of his employment or at such earlier time as the Company may request.

         Section 8. ENFORCEMENT OF RESTRICTIVE COVENANTS. The parties understand and agree that the restrictive covenants set forth in paragraphs 6 and 7 of this Agreement (the "Restrictive Covenants") are essential elements of the Executive's employment with the Company. Further, the Executive expressly acknowledges that the restrictions contained in this Agreement are reasonable and necessary to accomplish and preserve the Company's protectible business interests and trade secrets and are not contrary to public health, safety or welfare. The Executive further acknowledges that enforcement of the restrictions contained herein will not deprive the Executive the ability to earn a reasonable living, and that any violation of the restrictions contained in this Agreement will cause significant and irreparable harm to the Company. The parties understand and agree further that the Company shall be entitled to obtain injunctive relief including, but not limited to, a temporary restraining order or temporary, preliminary, or permanent injunction, to enforce the provisions of this Agreement.

         Section 9. EFFECT OF BREACH OF RESTRICTIVE COVENANTS. The parties agree that the time period covered by any Restrictive Covenant shall be extended by any period of time during which the Executive is in violation of such Restrictive Covenant.

         Section 10. INTENT OF PARTIES REGARDING RESTRICTIVE COVENANTS. It is the intent of the parties that the Company and the Third Party Beneficiaries be given the broadest protection allowed by law with regard to the scope of the Restrictive Covenants. The Restrictive Covenants shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action of the Executive against the Company or the Third Party Beneficiaries shall not constitute a defense to the enforcement by the Company or the Third Party Beneficiaries of the Restrictive Covenants. It is expressly agreed by the parties that if any portion of the Restrictive Covenants set forth in this Agreement are held to be invalid, unreasonable, overbroad, arbitrary, against public policy, or otherwise unenforceable, then each such portion of the Restrictive Covenants shall be considered divisible as to time, geographical area, and any other relevant feature, with each month of a specified period being deemed a separate period of time and each mile being deemed a separate geographical area, it being the intention of the parties that a lesser period of time, geographical area, or other relevant feature shall be enforced to the fullest extent permitted by law.

         Section 11. NO VIOLATION OF THIRD-PARTY RIGHTS.

         (a) The Executive hereby represents, warrants and covenants to the Company that the Executive:

                  (i) is not a party to any agreements with third parties that prevent him from fulfilling the terms of employment and the obligations of this Agreement or which would be breached as a result of his execution of this Agreement; and

                  (ii) is in compliance with any and all valid obligations which he may now have to prior employers or to others relating to confidential information, inventions or discoveries which are the property of those prior employers or others, as they case may be.

         (b) If the Executive is in breach of any of the foregoing representations, warranties and covenants or a court of competent jurisdiction issues a final order (not including a temporary restraining order or other order subject to interlocutory appeal) precluding the Executive from performing his duties hereunder, the Company shall be entitled to terminate this Agreement for Cause.

         Section 12. WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation or order.

         Section 13. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by hand, facsimile or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon delivery or three (3) days after mailing or twenty-four (24) hours after transmission of a facsimile to the respective persons named below:

         (a)      If to the Company

                  Global Signal Services LLC
                  301 North Cattlemen Road, Suite 300
                  Sarasota, FL 34232
                  Facsimile: (941) 364-8761
                  Attn:  General Counsel

                  If to the Executive:

                  Mr. Ronald G. Bizick, II



                  With a copy to:
                  Mark Bideau
                  Greenberg and Traurig
                  777 Flagler Dr., Suite 300
                  West Palm Beach, FL 33401

Either party may change such party's address for notices by notice duly given pursuant hereto.

         Section 14. DISPUTE RESOLUTION; ATTORNEYS' FEES. The parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, or the Executive's employment or termination by the Company shall be subject to binding arbitration before the American Arbitration Association under its National Rules far the Resolution of Employment Disputes. The Company agrees to pay all costs associated with arbitration, except that the parties shall pay for their own attorney's fees and costs. The arbitrator shall permit the parties to engage in reasonable discovery measures, including depositions, document production, interrogatories, and any other discovery measures that the arbitrator may order. The arbitrator shall issue a written decision and shall have authority to award any and all damages to which the party would otherwise be entitled to under applicable law. Such decision shall be subject to limited review by a court of competent jurisdiction. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court or competent jurisdiction to enforce the arbitration award. The parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys' fees and costs to the extent not prohibited by law.

         Section 15. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Florida, without regard to its conflicts of law principles.

         Section 16. ENTIRE AGREEMENT. This Agreement is complete and embraces the entire understanding of and between the parties. All prior understandings of or in connection with the subject matter contained herein, either oral or written, having been merged herein or canceled. The Executive acknowledges and agrees that no representations have been made by the Company except those expressly set forth herein.

         Section 17. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

         Section 18. ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any other rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity or any similar event, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.

         Section 19. SEVERABILITY. Except as provided in Section 11 hereof, in the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as little as possible to give as much effect as possible to the intentions of the parties under this Agreement.

         Section 20. HEADINGS; INCONSISTENCY. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

         Section 21. ORIGINAL EMPLOYMENT AGREEMENT TERMINATED. Upon the effectiveness of this Agreement, the Original Employment Agreement shall be terminated in full and be of no further force or effect and be superseded and replaced by this Agreement.

         Section 22. NON-COMPETE, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT. The Non-compete, Non-solicitation and Confidentiality Agreement between GSL and the Executive, effective as of December 16, 2004, shall remain in full force and effect and shall not be affected in any way by this Agreement.

         Section 23. COUNTERPARTS. This Agreement may be executed in counterparts (including counterparts delivered by facsimile), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         Section 24. EFFECTIVE DATE. This Agreement shall become effective on December 31, 2005, upon the consummation of the transactions contemplated by the Deferred Shares Award Agreement.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by it duly authorized officer and the Executive has hereunto signed this Agreement on the date first written above.


                                           COMPANY


                                           By: /s/ Wesley R. Edens
                                              ---------------------------
                                           Name:  Wesley R. Edens
                                           Title: Chief Executive Officer and
                                                  President


                                           EXECUTIVE


                                           /s/ Ronald G. Bizick, II
                                           ---------------------------
                                           Ronald G. Bizick, II